Exhibit 99.1

For Release at 1:05 p.m., PDT 05/16/13

Iteris Reports Fiscal Fourth Quarter and Full Year 2013 Financial Results

- Fiscal Year 2013 Revenues Up 6% to $61.7 Million with Net Income of $0.07 per Share -

SANTA ANA, Calif. – May 16, 2013 – Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management information solutions, reported financial results for its fiscal fourth quarter and full year ended March 31, 2013.

Fiscal Q4 2013 Financial Highlights

•                  Total revenues up 4% to $15.9 million vs. year-ago quarter

•                  Transportation Systems revenues up 6% to $8.6 million vs. year-ago quarter

•                  Roadway Sensors revenues up 28% sequentially to $6.5 million

•                  Signed $9.6 million in Transportation Systems contracts, up 26% from $7.6 million in year-ago quarter

•                  Backlog increased 9% to $38.6 million compared to $35.3 million in year-ago quarter

•                  Repurchased 664,000 shares of stock for $1.1 million, bringing the total to 2.1 million shares repurchased since inception of the stock buy-back programs

•                  Commenced the accelerated investment phase in iPerform®

Fiscal Year 2013 Financial Highlights vs. Fiscal Year 2012

•                  Total revenues up 6% to $61.7 million

•                  Transportation Systems revenues up 9% to $32.4 million

•                  Net income totaled $2.4 million, or $0.07 per share, compared to net income of $2.5 million, or $0.07 per share

Management Commentary

“We completed fiscal 2013 on a strong note with healthy Transportation Systems revenue growth, both year-over-year and sequentially, as well as improvement in our Roadway Sensors revenues, which grew 28% sequentially to $6.5 million,” said Abbas Mohaddes, president and CEO of Iteris. “The growth in Transportation Systems is primarily attributed to increased marketing, progress in our East Coast region, and expanded backlog. In Roadway Sensors, we shipped some of the orders that were delayed last quarter and resumed normalized shipping since Hurricane Sandy. Additionally, we reinvested a portion of the cash flow from these two segments to expand our investment in iPerform and made significant progress in its software development.”

Mohaddes concluded: “Throughout fiscal 2014, we plan to focus on the areas of intelligent traffic management we believe are growing faster than the overall market by delivering technologies and solutions that are uniquely positioned to address these market segments. We also plan to further expand our sales, marketing, and research and development teams, particularly within iPerform, and anticipate reporting partner wins in both the public and commercial markets. These markets are in need of our intelligent traffic management products, information and analytics solutions, and we believe that our investments in these areas will build shareholder value.”

Fiscal Q4 2013 Financial Results

Total revenues in the fourth quarter of 2013 increased 4% to $15.9 million compared to $15.2 million in the year-ago quarter. The increase was primarily attributed to a 6% increase in Transportation Systems/511 revenues as well as an 18% increase in iPerform revenues. Revenue from the iPerform segment represented 5% of total revenues in the fourth quarter of 2013.

Gross margin in the fourth quarter was 36.3% compared to 37.6% in the year-ago quarter. The decrease in gross margin was mainly the result of an increase in sub-consulting content related to Transportation Systems contracts and a decrease in Roadway Sensors gross margins.

Income from continuing operations in the fourth quarter was $69,000, or $0.00 per share, compared to $422,000, or $0.01 per share, in the year-ago quarter. Net income in the fourth quarter was $56,000, or $0.00 per share, compared to $358,000, or $0.01 per share, in the year-ago quarter. Both income from continuing operations and net income in the fourth quarter of 2013 were impacted by the commencement of the company’s accelerated investment phase in iPerform, as well as a $187,000 income tax expense related to certain California net operating loss carry forwards which may not be fully utilized prior to expiration.

During the fourth quarter, Iteris repurchased approximately 664,000 shares of its common stock for $1.1 million. Since initiating a series of share repurchase programs in August 2011, the company has repurchased approximately 2.1 million shares for an aggregate purchase price of $3.2 million.

Total backlog at the end of the fourth quarter was $38.6 million, an increase of 9% from $35.3 million in the year-ago quarter, and up slightly from $38.0 million in the third quarter of 2013. Backlog was comprised of $32.2 million from Transportation Systems, $3.3 million from iPerform and $3.1 million from Roadway Sensors. During the quarter, the company signed $9.6 million in Transportation Systems contracts compared to $7.6 million in the year-ago quarter and $4.9 million in the third quarter of 2013.

Fiscal Year 2013 Financial Results

Total revenues in 2013 increased 6% to $61.7 million compared to $58.4 million in 2012. The increase was primarily due to a 9% increase in Transportation Systems contract revenues and the inclusion of iPerform revenues for the full year, partially offset by a 6% decline in Roadway Sensors revenues.

Gross margin in 2013 was 37.7% compared to 39.5% in 2012. The decrease in gross margin was primarily due to the aforementioned increase in Transportation Systems sub-consulting content and a decline in Roadway Sensors gross margin.

Income from continuing operations in 2013 was $914,000, or $0.03 per share, compared to $1.3 million, or $0.04 per share, in 2012. Net income in 2013 was $2.4 million, or $0.07 per share, compared to $2.5 million, or $0.07 per share, in 2012.

Conference Call

Iteris will conduct a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss its fiscal fourth quarter and full year 2013 results.

Iteris’ CEO Abbas Mohaddes and CFO Jim Miele will host the call, followed by a question and answer period. Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Thursday, May 16, 2013

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In number: 1-877-941-2068

International number: 1-480-629-9712

Conference ID: 4617588

The conference call will be broadcast live and available for replay via the investor relations section of the Iteris website at www.iteris.com.

A telephone replay of the call will also be available after 7:30 p.m. ET on the same day through May 30, 2013.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4617588

About Iteris, Inc.

Iteris, Inc. is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management, and predictive traffic analytics, and improve the safety of surface Transportation systems. By combining its unique IP, products, decades of expertise in traffic management, and information technologies, Iteris offers a broad range of Intelligent Transportation System (ITS) solutions to customers worldwide. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com. Also visit the company on Facebook, Twitter, and YouTube.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This earnings release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies, federal funding for Transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘should, ‘‘ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s expansion and business strategies and anticipated growth opportunities, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, market position, and financial condition and prospects, and the market demand for and acceptance of our products, technologies and services.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, as well as constraints and budget delays; the timing and amount of government funds allocated to overall Transportation infrastructure projects and the Transportation industry; the potential impact of the Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; the status of the real estate development industry; our ability to successfully develop, market and sell software-based solutions, specifically our IterisPeMS™ software; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to further expand our revenues and introduce and gain broad acceptance for new and recently introduced technologies, products or services and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	March 31,
	2013	2012
	(unaudited)
ASSETS:
Cash	$19,137	$18,701
Trade accounts receivable, net	10,946	11,081
Costs and estimated earnings in excess of billings on uncompleted contracts	6,346	5,360
Inventories	2,465	2,454
Prepaid expenses and other current assets	852	425
Current portion of deferred income taxes	2,363	2,904
Total current assets	42,109	40,925

Long-term portion of deferred income taxes	5,888	6,761
Property and equipment, net	1,862	1,948
Goodwill	17,318	17,318
Intangible and other assets, net	2,334	2,788
Total assets	$69,511	$69,740

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$10,764	$10,384
Billings in excess of costs and estimated earnings on uncompleted contracts	1,958	1,542
Term debt	—	634
Total current liabilities	12,722	12,560
Long-term liabilities	908	1,708
Total liabilities	13,630	14,268
Stockholders’ equity	55,881	55,472
Total liabilities and stockholders’ equity	$69,511	$69,740

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Total revenues	$15,883	$15,240	$61,685	$58,406
Cost of revenues	10,111	9,507	38,427	35,335
Gross profit	5,772	5,733	23,258	23,071

Operating expenses:
Selling, general and administrative	4,581	4,485	18,090	17,986
Research and development	702	707	3,071	3,183
Amortization of intangible assets	161	161	644	504
Change in fair value of contingent acquisition consideration	7	20	(181)	(619)
Total operating expenses	5,451	5,373	21,624	21,054
Operating income	321	360	1,634	2,017
Non-operating income (expense):
Other income (expense), net	(7)	(2)	2	4
Interest income (expense), net	(4)	(8)	(6)	(72)
Income from continuing operations before income taxes	310	350	1,630	1,949

Benefit (provision) for income taxes	(241)	72	(716)	(643)
Income from continuing operations	69	422	914	1,306
Gain (loss) on sale of discontinued operation, net of tax	(13)	(64)	1,465	1,180
Gain from discontinued operation, net of tax	—	—	—	28
Net income	$56	$358	$2,379	$2,514

Income per share from continuing operations - basic and diluted	$0.00	$0.01	$0.03	$0.04
Gain (loss) per share from sale of discontinued operation - basic and diluted	$(0.00)	$(0.00)	$0.04	$0.03
Income per share from discontinued operation - basic and diluted	$—	$—	$—	$0.00
Net income per share - basic and diluted	$0.00	$0.01	$0.07	$0.07

Shares used in basic per share calculations	32,993	34,027	33,491	34,259
Shares used in diluted per share calculations	33,162	34,191	33,609	34,380

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended March 31, 2013
Total revenues	$6,517	$8,603	$763	$15,883

Segment operating income (loss)	$891	$1,063	$(225)	$1,729
Corporate and other income (expense), net				(1,408)
Operating income				$321

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Twelve Months Ended March 31, 2013
Total revenues	$26,002	$32,389	$3,294	$61,685

Segment operating income (loss)	$4,119	$3,622	$(294)	$7,447
Corporate and other income (expense), net				(5,813)
Operating income				$1,634

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended March 31, 2012 *
Total revenues	$6,445	$8,149	$646	$15,240

Segment operating income (loss)	$726	$1,097	$(3)	$1,820
Corporate and other income (expense), net				(1,460)
Operating income				$360

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Twelve Months Ended March 31, 2012 *
Total revenues	$27,679	$29,792	$935	$58,406

Segment operating income (loss)	$4,813	$3,151	$(367)	$7,597
Corporate and other income (expense), net				(5,580)
Operating income				$2,017

* Segment information has been restated to conform with current year presentation